Exhibit 99.3
OLD SOUTHERN BANK — INDEX OF FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	2
Statement of Assets Acquired and Liabilities Assumed at March 12, 2010	3
Notes to Statement of Assets Acquired and Liabilities Assumed	4 - 10

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
Home BancShares, Inc.
Conway, Arkansas
We have audited the accompanying statement of assets acquired and liabilities assumed by Centennial Bank (wholly owned subsidiary of Home BancShares, Inc.) pursuant to the purchase and assumption agreement dated March 12, 2010. The Company’s management is responsible for this financial statement. Our responsibility is to express an opinion on the financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the statement of assets acquired and liabilities assumed referred to above is presented fairly, in all material respects, as of March 12, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Little Rock, Arkansas
May 21, 2010

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
By Centennial Bank
(a wholly owned subsidiary of Home BancShares, Inc.)

(In thousands)	March 12, 2010
Assets
Cash and due from banks	$1,759
Interest-bearing deposits with other banks	16,563
Cash received from FDIC	30,675
Investment securities	30,401
Federal funds sold	3,079
Loans receivable covered by loss share	179,065
Bank premises and equipment, net	44
Foreclosed assets held for sale covered by loss share	2,960
FDIC indemnification asset	76,000
Core deposit intangible	2,400
Other assets	2,138

Total assets acquired	$345,084

Liabilities
Deposits:
Demand and non-interest bearing	$25,178
Savings and interest-bearing transaction accounts	124,071
Time deposits	179,208

Total deposits	328,457
Accrued interest payable and other liabilities	6,910

Total liabilities assumed	335,367

Net assets acquired, excluding deferred tax impact	9,717

Deferred tax impact	3,811

Net assets acquired	$5,906

See Notes to Statement of Assets Acquired and Liabilities Assumed.

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
By Centennial Bank
(a wholly owned subsidiary of Home BancShares, Inc.)
1. FDIC-Assisted Acquisition of Certain Assets and Liabilities of Old Southern Bank
     On March 12, 2010, Centennial Bank (the Bank) entered into a purchase and assumption agreement (Old Southern Agreement) with the FDIC, as receiver, pursuant to which the Bank acquired the loans and certain assets and assumed the deposits and certain liabilities of Old Southern Bank (Old Southern).
     Prior to the acquisition, Old Southern operated 7 banking centers in the Orlando, Florida metropolitan area. Excluding the effects of purchase accounting adjustments, Centennial Bank acquired $335.3 million in assets and assumed approximately $328.5 million of the deposits of Old Southern. Additionally, Centennial Bank purchased loans with an estimated fair value of $179.1 million, $3.0 million of foreclosed assets and $30.4 million of investment securities.
     The assets acquired and liabilities assumed are presented at fair value on the date of acquisition, after adjustment for expected loss recoveries under the loss sharing agreement described below. Fair values for the categories of assets and liabilities were determined as described in Note 3 to the Statement of Assets Acquired and Liabilities Assumed. These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. Centennial Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by Centennial Bank and/or the purchase prices. In addition, the tax treatment of the FDIC assisted acquisition is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date.
2. Loss Sharing Agreement and FDIC Indemnification Asset
     In connection with the Old Southern acquisition, Centennial Bank entered into loss sharing agreements with the FDIC that cover $282.0 million of assets, based upon the seller’s records, including single family residential mortgage loans, commercial real estate, commercial and industrial loans, and foreclosed assets (collectively, “covered assets”). Centennial Bank acquired other Old Southern assets that are not covered by the loss sharing agreements with the FDIC including interest-bearing deposits with other banks, investment securities purchased at fair market value and other tangible assets. Pursuant to the terms of the loss sharing agreements, the covered assets are subject to a stated loss threshold of $110.0 million whereby the FDIC will reimburse Centennial Bank for 80% of losses of up to $110.0 million, and 95% of losses in excess of this amount. Centennial Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid Centennial Bank a reimbursement under the loss sharing agreements. The FDIC’s obligation to reimburse Centennial Bank for losses with respect to covered assets begins with the first dollar of loss incurred.
     The following table summarizes the assets covered by the loss sharing agreements, the amount covered by the FDIC and the fair value:

	March 12, 2010
	Amount Covered by
	FDIC	Fair Value
	(In thousands)
Assets subject to stated threshold
Loans receivable covered by loss share	$273,166	$179,065
Foreclosed assets held for sale covered by loss share	8,781	2,960

     The amounts covered by the loss sharing agreements are the pre-acquisition book values of the underlying covered assets, the contractual balance of unfunded commitments that were acquired, and certain future net direct costs. The loss sharing agreement applicable to single family residential mortgage loans provide for FDIC loss sharing and Centennial Bank reimbursement to the FDIC, in each case as described above, for ten years. The loss sharing agreement applicable to all other covered assets provide for FDIC loss sharing for five years and Centennial Bank reimbursement of recoveries to the FDIC for eight years, in each case as described above.
     The loss sharing agreements are subject to certain servicing procedures as specified in the agreements with the FDIC. The expected reimbursements under the loss sharing agreements were recorded as indemnification asset at their estimated fair values of $76.0 million for the Old Southern Agreement, on the acquisition date. The indemnification asset reflects the present value of the expected net cash reimbursement related to the loss sharing agreements described above.
3. Summary of Significant Accounting Policies
     Centennial Bank has determined that the acquisition of the net assets of Old Southern constitute a business combination as defined by the FASB ASC Topic 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented at their fair values as required. Fair values were determined based on the requirements of FASB ASC Topic 820, Fair Value Measurements. In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The following is a description of the methods used to determine the fair values of significant assets and liabilities.
     Cash and due from banks, cash received from FDIC, interest-bearing deposits with other banks and federal funds sold – The carrying amount of these assets is a reasonable estimate of fair value based on the short-term nature of these assets. The $30.7 million cash received from the FDIC is the first pro-forma cash settlement received from the FDIC on Monday following the closing weekend.
     Investment securities – Investment securities were acquired from the FDIC at fair market value. The fair values provided by the FDIC were reviewed and considered reasonable based on the Bank’s understanding of the market conditions.
     Loans – Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates. The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity concerns. The discount rate does not include a factor for credit losses as that has been included in the estimated cash flows. Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques.
     Foreclosed assets held for sale – These assets are presented at the estimated present values that management expects to receive when the properties are sold, net of related costs of disposal.
     FDIC indemnification asset – This loss sharing asset is measured separately from the related covered assets as it is not contractually embedded in the covered assets and is not transferable with the covered assets should Centennial Bank choose to dispose of them. Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect the uncertainty of the timing and receipt of the loss-sharing reimbursement from the FDIC.
     Core deposit intangible – This intangible asset represents the value of the relationships that Old Southern had with its deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base, and the net maintenance cost attributable to customer deposits.

     Deposits – The fair values used for the demand and savings deposits that comprise the transaction accounts acquired, by definition equal the amount payable on demand at the acquisition date. No fair value adjustment was applied for time deposits as the Bank was able to reset deposit rates to market rates currently offered.
     FDIC Clawback Provision - The Old Southern Agreement allows the FDIC to recover a portion of the loss share funds previously paid out under the indemnification agreement in the event losses fail to reach the expected loss level under a claw back provision (“Clawback Provision”). A true-up is scheduled to occur in the calendar month in which the tenth anniversary of the bank closing occurs. If the threshold is not met, the assuming institution is required to pay the FDIC 50 percent of the excess, if any, within 45 days following the true-up.
     The value of the Clawback Provision liability is calculated as the present value of the estimated payment to the FDIC in the tenth year using the formula provided in the Old Southern Agreement. Pursuant to the formula in the Old Southern Agreement, the liability was calculated at 50 percent of the excess, if any, of (i) twenty percent (20%) of the stated threshold less (ii) the sum of (A) twenty-five percent (25%) of the asset premium (discount) plus (B) twenty-five percent (25%) of the cumulative shared-loss payments plus (C) the cumulative servicing amount.
     As of March 12, 2010 the Clawback Provision is estimated to be a liability of $2.1 million. The result of the calculation is based on the net present value of expected future cash payments to be made by the Company to the FDIC at the conclusion of the loss share agreements. The discount rate used was based on current market rates. The expected cash flows were calculated in accordance with the loss share agreements and are based primarily on the expected losses on the covered assets.
     Unfunded Commitments – Unfunded loan commitments represent the unused portion of lines of credit available to customers based on previously agreed rates and terms.
     The fair value of the unfunded loan commitments (the “Commitments”) was estimated using the income approach. Assumptions regarding expected utilization were applied to the unfunded balances. A premium or discount was estimated for the Commitments. The premium/discount for the Commitments was then adjusted for the time value of money over the average remaining life of the Commitments. In addition, the present value of the opportunity cost associated with regulatory requirements to hold reserve capital in connection with the Commitments was included to arrive at its fair value.
     Based on the facts, assumptions, and valuation methodologies used in our analysis, we estimated the fair value of the Commitments, as of March 12, 2010 and expressed as a liability, to be $4.4 million.
4. Bank Premises and Equipment
     Centennial Bank did not acquire a material amount of the real estate, banking facilities, furniture and equipment of Old Southern as part of the purchase and assumption agreement but has the option to purchase these assets at fair market value from the FDIC. This purchase option expires 90 days after acquisition date. Fair market values for the real estate, facilities, furniture and equipment will be based on current appraisals and determined at a later date. Centennial Bank is leasing these facilities and equipment from the FDIC until current appraisals are received and a final decision is made.

5. Investment Securities
The fair value of securities acquired is as follows at March 12, 2010:

		Tax-equivalent
	Fair Value	Yield
	(In thousands)
U.S. government-sponsored enterprises	$28,460	3.95%
Mortgage-backed securities	863	2.35
Federal Reserve Bank stock	1,078	n/a

	$30,401

     Investment securities having a carrying value of approximately $4.2 million were pledged to secure public deposits and for other purposes required or permitted by law.
     The estimated fair value of securities at March 12, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Fair Value
(In thousands)
Due in one year or less	$18,313
Due after one year through five years	536
Due after five years through ten years	5,081
Due after ten years	5,393
No contractual maturity	1,078

Total	$30,401

6. Loans Receivable, Net
The composition of loans receivable acquired, net, at March 12, 2010 is as follows:

		Effective
	Fair Value	Interest Rate
	(In thousands)
Real estate:
Commercial real estate loans
Non-farm/non-residential	$68,953	6.72%
Construction/land development	69,966	6.82
Agricultural	2,896	7.24
Residential real estate loans
Residential 1-4 family	12,167	7.33
Multifamily residential	4,424	7.67

Total real estate	158,406
Consumer	294	7.61
Commercial and industrial	20,365	6.97

Total loans receivable covered by FDIC loss share	$179,065

     The following is a summary of the covered impaired loans acquired in the acquisitions during 2010 as of the dates of acquisition.

March 12, 2010
(In thousands)
Contractually required principal and interest at acquisition	$301,797
Non-accretable difference (expected losses and foregone interest)	(93,930)

Cash flows expected to be collected at acquisition	207,867
Accretable yield	(28,802)

Basis in acquired loans at acquisition	$179,065

     ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, applies to a loan with evidence of deterioration of credit quality since origination, for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. The Company evaluated loans purchased in conjunction with the Old Southern acquisition for impairment in accordance with the provisions of FASB ASC Topic 310-30. Purchased covered loans are considered impaired if there is evidence of credit deterioration since origination and if it is probable that not all contractually required payments will be collected. All loans acquired in this transaction were deemed to be covered impaired loans. These loans were not classified as nonperforming assets at March 31, 2010, as the loans are accounted for on a pooled basis and the pools are considered to be performing. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, is being recognized on all purchased impaired loans.
     The FDIC determined a measurement date whereby the stated loss threshold was established. A summary of past due and non-accrual loans covered by the loss sharing agreement at March 31, 2010 follows:
Past Due and Non-Accrual Loans

March 31, 2010
Assets Covered
by FDIC
Loss Share
(In thousands)
Non-accrual loans	$—
Loans past due 90 days or more (principal or interest payments)	17,304

Total	$17,304

7. Goodwill and Core Deposit Intangible
     In connection with the Old Southern acquisition, the fair value of the assets received exceeded the consideration paid. Accordingly, no goodwill was recorded as a result of the acquisition and the Company recorded a pre-tax bargain purchase gain of $9.7 million.
     The audited Statement of Assets Acquired and Liabilities Assumed reflects a core deposit intangible asset of $2.4 million at March 12, 2010 related to the Old Southern acquisition. The core deposit intangible asset will be amortized utilizing a straight-line amortization method over an estimated economic life of 6 years. Estimated amortization expense of core deposit intangibles for each of the years 2010 through 2014 is: 2010 — $317,000; 2011 — $400,000; 2012 — $400,000; 2013 - $400,000; and 2014 — $400,000. Centennial Bank will review the valuation of this intangible asset annually during the fourth quarter to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of income.

8. Deposits
Deposit liabilities assumed are composed of the following at March 12, 2010:

March 12, 2010
(In thousands)
Demand and non-interest bearing	$25,178
Savings and interest-bearing transaction accounts	124,071
Time deposits	179,208

Total deposits	$328,457

     The following is a summary of the scheduled maturities of the assumed time deposits at March 12, 2010 (in thousands):

Fair Value
(In thousands)
Three months or less	$2,523
Over three months to six months	27,573
Over six months to 12 months	69,643
Over 12 months	79,469

Total	$179,208

     Immediately following the acquisition, the Bank was able to reset time deposit rates to market rates currently offered. The weighted average contractual interest rate for time deposits after the rate adjustment was 1.65%
     The aggregate amount of time deposits with a minimum denomination of $100,000 was $124.0 million at March 12, 2010.
9. Deferred Income Taxes
     The deferred tax liability of $3.8 million as of March 12, 2010 is solely related to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction.
10. Commitments
     In the ordinary course of business, Old Southern Bank made various commitments and incurred certain contingent liabilities to fulfill the financing needs of their customers. At March 12, 2010 commitments to extend credit of $45.7 million were outstanding and assumed by Centennial Bank.

11. Net Assets Acquired
     Under the terms of the purchase and assumption agreement, the FDIC agreed to transfer to Centennial Bank certain assets subject to loss-sharing agreements at book value, certain assets that are not subject to the loss-sharing agreements at a contractually-specified purchase price, certain assets at fair value and certain liabilities at book value. The FDIC also transferred cash to Centennial Bank to compensate for the net liability that resulted from the transfer of Old Southern assets and liabilities adjusted for the Bank’s discount bid.
     Details related to the transfer at March 12, 2010 are as follows:

March 12, 2010
(In thousands)
Net assets acquired per purchase and assumption agreement	$6,466
Cash received by the FDIC	30,675

Purchase accounting adjustments:
Loans receivable covered by loss share	(94,101)
Foreclosed assets held for sale covered by loss share	(5,821)
FDIC indemnification asset	76,000
Core deposit intangibles	2,400
Other assets	633
Deferred tax impact	(3,811)
Other liabilities	(6,535)

Net assets acquired	$5,906

12. Subsequent Events
     Subsequent events have been evaluated through the time of filing this Current Report on Form 8-K/A.